EXHIBIT 5.1

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017

212-450-4000

August 10, 2005

Tekni-Plex, Inc.
260 Denton Tap Road
Coppell, Texas 75019

Ladies and Gentlemen:

     We have acted as special counsel to Tekni-Plex, Inc., a Delaware corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange its 10 7/8% Senior Secured Exchange Notes Due 2012 (the “New Securities”) for any and all of its outstanding 10 7/8% Senior Secured Notes Due 2012 (the “Old Securities”). The New Securities will be guaranteed (the “Guarantees”) by the Company’s domestic subsidiaries listed on Schedule A attached hereto (each, a “Guarantor”) in accordance with the provisions of the Indenture dated as of June 10, 2005 among the Company, the Guarantors and HSBC Bank USA, National Association as trustee (the “Indenture”).

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing, we are of the opinion that:

     1. The New Securities, when duly executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and general principles of equity.

     2. When the New Securities are duly executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, the Guarantee of each Guarantor will be a valid and binding obligation of such Guarantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and general principles of equity.

     In rendering our opinions above:

     1. We express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law on the transactions contemplated by the Exchange Offer and in particular we note the disclosure relating to fraudulent conveyance in the Prospectus contained in the Registration Statement.

     2. We have been advised by the Company that its subsidiary Distributors Recycling, Inc. began dissolution proceedings on July 9, 2004. At such time as the process of dissolution is complete, the Guarantee issued by Distributors Recycling, Inc. will no longer be in effect.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the laws of the State of New York and the federal laws of the United States of America. Please note that one of the Guarantors, Distributors Recycling, Inc., is a New Jersey corporation. We have relied as to all matters involving New Jersey law on the opinion of Pitney Hardin LLP.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption “Legal Matters” in the Prospectus contained in such Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell
Davis Polk & Wardwell

Schedule A

Name	State or Other Jurisdiction of Incorporation or Organization

PureTec Corporation	Delaware

Plastic Specialties and Technologies, Inc.	Delaware

Plastic Specialties and Technologies Investments, Inc.	Delaware

Burlington Resins, Inc.	Delaware

Distributors Recycling, Inc.[1]	New Jersey

Tri-Seal Holdings, Inc.	Delaware

Natvar Holdings, Inc.	Delaware

TPI Acquisition Subsidiary, Inc.	Delaware

TP-ELM Acquisition Subsidiary, Inc.	Delaware

     1 Distributors Recycling, Inc. began dissolution proceedings on July 9, 2004. Once the process of dissolution is complete, the Guarantee issued by Distributors Recycling, Inc. will no longer be in effect.